Exhibit 99.2

NEWS RELEASE

For Immediate Release	Contact:	Van A. Dukeman, CFA
President and CEO
vdukeman@bankillinois.com
Champaign, Illinois
217.351.6568

Main Street Trust Reports Earnings

For Third Quarter 2004

CHAMPAIGN, Ill., October 25, 2004/PRNewswire – Main Street Trust, Inc. (OTCBB: MSTI) reported unaudited consolidated net income per share for the quarter ended September 30, 2004 was $0.37 per diluted share, compared to $0.40 per diluted share for the same period in 2003.  Consolidated net income for the quarter totaled $3.555 million compared to $4.265 million for the same period in 2003. Unaudited consolidated net income per share for the nine month period ended September 30, 2004 was $1.17 per diluted share, compared to $1.20 per diluted share for the same period in 2003.  Consolidated net income for the nine months ended September 30, 2004 totaled $11.216 million compared to $12.695 million for the same period in 2003.  When comparing the consolidated net income with prior periods, it is important to note that the company utilized approximately $32.4 million of its capital on September 30, 2003 to repurchase 1,074,140 shares of MSTI common stock. This action resulted in comparatively lower total income.

Van A. Dukeman, President and CEO stated that, “the Company continued to experience solid growth in the loan portfolio and continues to judge our loan credit quality to be excellent.  Year-to-date revenues from wealth management and related asset growth continue to be very favorable with a 14.2% increase in revenue and a 14.6% increase in assets under management compared to September 30, 2003.  The primary factors in this area were excellent investment performance for our clients and new asset growth.”

Cash Dividend Paid

The Company distributed a $0.21 per share cash dividend on October 22, 2004, payable to shareholders of record on October 12, 2004.  This is the third quarterly cash dividend paid in 2004.

Main Street Trust Stock

The closing price of MSTI stock at September 30, 2004 was $31.00 per share, a 4.4% increase from $29.70 per share at September 30, 2003.

Franchise

Main Street Trust, Inc. is a $1.2 billion dollar financial holding company headquartered in Champaign, Illinois.  This Downstate Illinois franchise has two banking subsidiaries:  BankIllinois and The First National Bank of Decatur, offering 17 banking centers and 75 surcharge-free ATMs in six communities in Illinois including, Champaign, Mahomet, Urbana, Decatur, Shelbyville, and Mount Zion. Its Wealth Management Division also manages $1.6 billion of financial assets for individuals and institutions.  The Company also owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 40 million items per year.